Exhibit 10.6
SECOND AMENDMENT TO CONSULTING AGREEMENT

This Second Amendment is made to the Consulting Agreement (the "Agreement") made as of September 20, 2010 by and between Jian Di ("Consultant") and Mega World Food Holding Company, a Nevada company ("Company").

A.  Paragraph 3 is revised in its entirety as follows:

2.  TERM

The term of this Agreement began as of the date of this Agreement and shall terminate as upon notice by either party to the other as specified in Paragraph 7.

B.  The section entitled “Termination” in Paragraph 7 is revised in its entirety as follows:

Termination: This Agreement may be terminated by Consultant upon written notice to the Company which shall be effective five (5) business days from the date of such notice.  This Agreement may be terminated by Company upon written notice to the Consultant which shall be effective five (5) business days from the date of such notice.  Upon termination, all compensation previously paid to Consultant shall be deemed previously fully earned and not refundable in whole or in part.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as March 23, 2011.

/s/ Jian Di

Mega World Food Holding Company, a Nevada corporation

By:	/s/ Xiaozhong Wu, Chairman of Board

Xiaozhong Wu, Chairman of Board